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                                                                    EXHIBIT 23.2

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Rainbow Rentals, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Rainbow Rentals, Inc. of our report dated February 10, 1999, relating to the consolidated balance sheets of Rainbow Rentals, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Rainbow Rentals, Inc.



/s/ KPMG LLP
KPMG LLP
Cleveland, Ohio
June 3, 1999